Exhibit 99.1

Cision Reports Second Quarter 2018 Financial Results; Provides Updated Full Year 2018 Outlook

CHICAGO, Aug. 8, 2018 /PRNewswire/ -- Cision Ltd. (NYSE: CISN), a leading global provider of software and services to public relations and marketing communications professionals, today reported financial results for the quarter ended June 30, 2018.

All data presented below is compared to the second quarter of 2017, unless otherwise noted.

Second Quarter 2018 Financial Highlights

•	Revenue increased 19.3% to $187.5 million

•	Revenue, excluding the impact from purchase accounting, increased 19.4% to $187.8 million

•	Operating income increased 114.5% to $22.3 million
•	Net loss decreased 66.2% to $6.5 million
•	Adjusted EBITDA increased 13.1% to $66.2 million
•	Adjusted net income increased 153.4% to $29.4 million
•	Adjusted net income per share increased 64.3% to $0.23

"We are pleased to have delivered another solid quarter of financial results," said Kevin Akeroyd, Cision's Chief Executive Officer. "We continue to focus our efforts on delivering best-in-class products and services to our customers, executing our strategic and operational plans, and driving toward our long-term financial goals. This focus resulted in second quarter pro forma organic revenue growth of 2.5% after adjusting for non-core revenues and the impact of currency, an approximate 50 basis-point increase from the first quarter."

Second Quarter Business Statistics and Operational Highlights

•	Americas revenues increased 6.0% to $126.9 million
•	EMEA revenues increased 65.7% to $51.9 million
•	APAC revenues increased 42.6% to $8.6 million
•	Non-core revenues declined 54.7% to $1.0 million
•	Average pro forma subscription customers, including PRIME Research, increased 1.0% to approximately 41,200
•	Average annualized pro forma revenue per subscription customer, including PRIME Research and excluding the impact of currency, increased 2.8% to approximately $11,200
•	Customers that purchased services from us on a transaction basis, including PRIME Research, decreased 6.7% to approximately 41,200
•	Average pro forma revenue per customer that purchased services from us on a transaction basis, including PRIME Research and excluding the impact of currency, increased 6.2% to approximately $1,465
•	Cross-sell bookings of software, distribution and insights in the United States increased 72.5% to approximately $3.0 million
•	Cision Communications Cloud® platform customers at June 30, 2018 were approximately 8,300

Long-Term Debt

As of June 30, 2018, we had approximately $987.2 million of outstanding dollar-denominated term loans and approximately €248.1 million of outstanding Euro-denominated term loans. During the second quarter, we reduced our outstanding dollar-denominated term loan by making an aggregate of $40.0 million of voluntary prepayments pursuant to the terms of our 2017 First Lien Credit Facility, comprised of a $30.0 million voluntary prepayment on April 30, 2018 and a $10.0 million voluntary prepayment on June 29, 2018.

Subscription and Transaction Customer Trends

Our average pro forma subscription customers, average annualized pro forma revenue per subscription customer, number of customers that purchased services from us on a transaction basis, and average pro forma revenue per customer that purchased services from us on a transaction basis appear in the table below for the most recent six fiscal quarters. All of the figures below include PRIME Research and all dollar figures have been adjusted to exclude the impact of changes in foreign currency.

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q2 2018 compared to Q2 2017
Average pro forma subscription customers	39,761	40,833	40,532	40,628	40,252	41,249	1.0%
Average annualized pro forma revenue per subscription customer	$10,911	$10,925	$11,144	$11,272	$11,200	$11,225	2.8%
Pro forma transaction customers	42,588	44,131	40,829	41,670	40,216	41,172	(6.7%)
Average pro forma revenue per transaction customer	$1,314	$1,380	$1,296	$1,416	$1,392	$1,465	6.2%

Updated Full Year 2018 Outlook

Our updated outlook for the full year ending December 31, 2018 appears below (all figures in millions, except per share amounts). These estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company's expectations as of the date of this release. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding "Forward Looking Statements" included in this press release when considering this information.

	Previous	Updated
Revenue	$722 - $732	$722 - $730
Revenue, excluding the impact from purchase accounting	$724 - $734	$724 - $732
Net income	$8 - $10	($6) - $6
Adjusted EBITDA	$250 - $256	$249 - $253
Adjusted net income	$107 - $111	$106 - $109
Adjusted net income per diluted share	$0.84 - $0.86	$0.83 - $0.85
Pro-forma fully diluted weighted average shares outstanding	128.3	128.3

Additionally, for the full year ending December 31, 2018, we expect (all figures in millions):

	Previous	Updated
Depreciation expense	$31 - $33	$30 - $32
Amortization expense	$106 - $110	$105 - $107
Amortization expense included in cost of revenue	$23 - $25	$23 - $24
Interest expense	$79 - $82	$78 - $80
Debt extinguishment costs	$2 - $3	$4 - $5
Interest expense, net of debt extinguishment costs	$77 - $79	$74 - $76
Cash interest expense	$64 - $66	$64 - $66
Stock-based compensation	$5 - $6	$4 - $5
Capital expenditures, inclusive of capitalized software development	$32 - $36	$34 - $36

The updated outlook above assumes three-month LIBOR of approximately 2.3% and three-month EURIBOR of approximately 0.0%. The above outlook also incorporates a change from the prior quarter with respect to our exchange rate assumptions for the second half of 2018. This change in our exchange rate assumptions for the British Pound, the Euro, the Canadian Dollar and other currencies reduced our revenue outlook for 2018 by approximately $5.7 million and reduced our updated Adjusted EBITDA outlook for 2018 by approximately $1.7 million. Additionally, we anticipate that the acquisition of certain ShareIQ assets will increase costs by approximately $1.0 million in the second half of 2018. The change in our exchange rate assumptions combined with the increased costs from ShareIQ reduced our updated Adjusted net income per diluted share outlook for 2018 by $0.02. Excluding the impact of the change in our exchange rate assumptions and our acquisition of certain ShareIQ assets, our updated revenue outlook, including the impact from purchase accounting would have been $728 million to $736 million, our updated Adjusted EBITDA outlook would have been $252 million to $256 million, and our updated Adjusted net income per diluted share outlook would have been $0.85 to $0.87. Our previous and updated assumptions for the British Pound, the Euro and the Canadian Dollar appear below:

	Previous	Updated
GBP to USD	1.35	1.30
EUR to USD	1.20	1.16
CAD to USD	0.79	0.77

Our outlook for 2018 excludes the impact of any future acquisitions, divestitures, additional voluntary prepayments of our 2017 First Lien Credit Facility, refinancings or repricings of our 2017 First Lien Credit Facility or other unanticipated events. See discussion of non-GAAP financial measures below in this release.

Second Quarter 2018 Conference Call Details

As previously announced, we will hold a conference call to review our second quarter 2018 financial results via conference call on Wednesday, August 8th at 5:00 pm EDT. To hear the live event, visit the Cision investor website at http://investors.cision.com, or dial 1-877-443-4809 (participant dial-in toll free) or 1-412-317-5235 (participant dial-in International). The conference call will be simultaneously webcast on the Investor Relations section of our website: http://investors.cision.com

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "anticipate," "intend," "plan," "goal," "seek," "aim," "strive," "believe," "see," "project," "predict," "estimate," "expect," "continue," "strategy," "future," "likely," "may," "might," "should," "will," "would," "target," similar expressions, and variations or negatives of these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Accordingly, you should not place undue reliance on these statements, as actual results may vary materially. A detailed discussion of some of the risks and uncertainties that could cause our actual results and financial condition to differ materially from the forward-looking statements is described under the caption "Risk Factors" in our most recent annual report on Form 10-K filed on March 13, 2018, along with our other filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by us in this communication is based only on information currently available to us and speaks only as of the date of this release. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings at www.sec.gov or www.cision.com.

About Cision
Cision Ltd. (NYSE: CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 4,000 employees with offices in 19 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

Cision Ltd. and its Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2018 and December 31, 2017

(in thousands, except per share and share amounts)

(Unaudited)

	2018	2017
Assets
Current assets:
Cash and cash equivalents	$82,967	$148,654
Accounts receivable, net	115,896	113,008
Prepaid expenses and other current assets	23,504	19,896
Total current assets	222,367	281,558
Property and equipment, net	53,874	53,578
Other intangible assets, net	430,228	456,291
Goodwill	1,180,072	1,136,403
Other assets	5,871	7,528
Total assets	$1,892,412	$1,935,358
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$13,269	$13,349
Accounts payable	15,928	13,327
Accrued compensation and benefits	22,809	25,873
Other accrued expenses	74,602	73,483
Current portion of deferred revenue	148,005	140,351
Total current liabilities	274,613	266,383
Long-term debt, net of current portion	1,218,581	1,266,121
Deferred revenue, net of current portion	1,298	1,412
Deferred tax liability	64,180	62,617
Other liabilities	21,271	22,456
Total liabilities	1,579,943	1,618,989
Stockholders' equity:
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; no shares issued and outstanding at June 30, 2018 and December 31, 2017	-	-
Common stock, $0.0001 par value, 480,000,000 shares authorized; 130,713,555 and 122,634,922 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	13	12
Additional paid-in capital	794,165	771,813
Accumulated other comprehensive loss	(53,428)	(35,111)
Accumulated deficit	(428,281)	(420,345)
Total stockholders' equity	312,469	316,369
Total liabilities and stockholders' equity	$1,892,412	$1,935,358

Cision Ltd. and its Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share and share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenue	$187,475	$157,131	$366,768	$302,949
Cost of revenue	66,757	49,218	131,035	94,284
Gross profit	120,718	107,913	235,733	208,665

Operating costs and expenses:
Sales and marketing	28,299	28,010	57,978	55,300
Research and development	8,290	5,566	14,990	11,018
General and administrative	41,538	41,460	87,760	81,692
Amortization of intangible assets	20,264	22,466	40,514	43,477
Total operating costs and expenses	98,391	97,502	201,242	191,487
Operating income	22,327	10,411	34,491	17,178

Non operating income (expense):
Foreign exchange gain (losses)	15,964	(686)	8,081	(2,634)
Interest and other income, net	348	224	92	2,273
Interest expense	(20,474)	(36,328)	(40,162)	(73,243)
Loss on extinguishment of debt	-	-	(2,432)	-
Total non operating loss	(4,162)	(36,790)	(34,421)	(73,604)
Income (loss) before income taxes	18,165	(26,379)	70	(56,426)
Provision for (benefit from) income taxes	24,628	(7,231)	6,946	(14,285)
Net loss	$(6,463)	$(19,148)	$(6,876)	$(42,141)
Other comprehensive income (loss) - foreign currency translation adjustments	(25,392)	16,700	(18,317)	22,594
Comprehensive loss	$(31,855)	$(2,448)	$(25,193)	$(19,547)

Net loss per share:
Basic and diluted	$(0.05)	$(0.63)	$(0.05)	$(1.43)
Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	127,392,151	30,394,760	125,678,727	29,387,796

Cision Ltd. and its Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2018 and June 30, 2017

(in thousands)

(Unaudited)

	2018	2017
Cash flows from operating activities
Net loss	$(6,876)	$(42,141)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	66,878	67,290
Non-cash interest charges and amortization of debt discount and deferred financing costs	7,301	12,577
Equity-based compensation expense	2,210	1,926
Provision for doubtful accounts	3,015	1,125
Deferred income taxes	2,549	(15,451)
Unrealized currency translation losses (gains)	(8,249)	2,394
Gain on sale of business	-	(1,785)
Other	86	(168)
Changes in operating assets and liabilities, net of effects of acquisitions and disposal:
Accounts receivable	277	4,104
Prepaid expenses and other current assets	(3,131)	(766)
Other assets	(168)	170
Accounts payable	1,877	(1,437)
Accrued compensation and benefits	(3,347)	(10,764)
Other accrued expenses	(7,097)	481
Deferred revenue	8,743	2,537
Other liabilities	(435)	(1,984)
Net cash provided by operating activities	63,633	18,108

Cash flows from investing activities
Purchases of property and equipment	(6,860)	(5,273)
Software development costs	(8,197)	(7,408)
Acquisitions of businesses, net of cash received of $2,711 and $12,355	(62,713)	(54,992)
Proceeds from disposal of business	-	23,675
Change in restricted cash	5	607
Net cash used in investing activities	(77,765)	(43,391)

Cash flows from financing activities
Payment of amounts due to Cision Owner	-	(1,940)
Proceeds from term credit facility, net of debt discount of $1,108	-	28,892
Repayments of term credit facility	(46,676)	(5,650)
Payments on capital lease obligations	-	(114)
Payments of deferred financing costs	(294)	-
Proceeds from merger and recapitalization	-	305,210
Payment of contingent consideration	(2,873)	–
Net cash provided by (used in) financing activities	(49,843)	326,398
Effect of exchange rate changes on cash and cash equivalents	(1,712)	1,409
Increase (decrease) in cash and cash equivalents	(65,687)	302,524

Cash and cash equivalents
Beginning of period	148,654	35,135
End of the period	$82,967	$337,659

Supplemental non-cash information
Issuance of securities by Cision Owner in Connection with acquisitions	$-	$7,000
Non-cash contribution from Cision Owner in connection with merger	-	451,139
Issuance of shares for acquisition	20,143	-

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to our financial statements based on U.S. generally accepted accounting principles (GAAP). Non-GAAP financial information is provided to enhance the reader's understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as Adjusted EBITDA and Adjusted net income per share, are provided within the schedules attached to this release. We use non-GAAP measures in our operational and financial decision-making, believing that it is useful to exclude certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews include Adjusted EBITDA, Adjusted net income per diluted share and organic revenue growth. We define organic revenue growth as the change in our total revenue excluding non-core revenues, calculated on a constant currency basis after giving pro forma effect to all acquisitions as though they occurred at the beginning of the applicable period. Additionally, we believe that the presentation of non-GAAP measures provides information that is useful to investors, research analysts, investment banks and lenders under our 2017 First Lien Credit Facility as it indicates, for example, our ability to meet capital expenditures and working capital requirements and otherwise meet our obligations as they become due. Investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. This communication also includes certain forward-looking non-GAAP financial measures. We are unable to present without unreasonable efforts a reconciliation of forward-looking non-GAAP financial information to the corresponding GAAP financial information because management cannot reliably predict all of the necessary information. Forward-looking non-GAAP financial information is based on numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond our control. Accordingly, investors are cautioned not to place undue reliance on this information.

Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to Cision, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as an analytical tool. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, results of operations as determined in accordance with GAAP.

Cision Ltd. and its Subsidiaries

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(in millions)

(Unaudited)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Change	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Change
Net loss	$(6.5)	$(19.1)	$12.7	$(6.9)	$(42.1)	$35.3
Depreciation and amortization	33.6	34.7	(1.1)	66.9	67.3	(0.4)
Interest expense and loss on extinguishment of debt	20.5	36.3	(15.9)	42.6	73.2	(30.6)
Provision for (benefit from) income taxes	24.6	(7.2)	31.9	6.9	(14.3)	21.2
EBITDA (1)	72.2	44.6	27.6	109.5	84.1	25.4
Acquisition and offering related costs	8.9	12.0	(3.1)	19.8	20.3	(0.5)
Gain on sale of business	-	-	-	-	(1.8)	1.8
Stock-based compensation	0.9	0.9	(0.1)	2.2	1.9	0.3
Deferred revenue reduction from purchase accounting	0.3	0.1	0.2	1.2	0.1	1.1
Sponsor fees and expenses	-	0.1	(0.1)	-	0.3	(0.3)
Unrealized translation (gain) loss	(16.1)	0.6	(16.7)	(8.2)	2.4	(10.6)
Adjusted EBITDA (2)	$66.2	$58.5	$7.7	$124.4	$107.3	$17.1

Cision Ltd. and its Subsidiaries

Reconciliation of Net Loss to Adjusted Net Income and Adjusted Net Income per Diluted Share

(in millions, except for per share amounts)

(Unaudited)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Change	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Change
Net loss	$(6.5)	$(19.1)	$12.7	$(6.9)	$(42.1)	$35.3
Provision for (benefit from) income taxes	24.6	(7.2)	31.9	6.9	(14.3)	21.2
Acquisition and offering related costs	8.9	12.0	(3.1)	19.8	20.3	(0.5)
Gain on sale of business	-	-	-	-	(1.8)	1.8
Stock-based compensation expense	0.9	0.9	(0.1)	2.2	1.9	0.3
Deferred revenue reduction from purchase accounting	0.3	0.1	0.2	1.2	0.1	1.1
Amortization related to acquired intangible assets	26.2	28.7	(2.6)	52.0	55.4	(3.3)
Non-recurring interest and loss on extinguishment of debt	1.5	1.1	0.4	3.9	4.0	(0.1)
Sponsor fees and expenses	-	0.1	(0.1)	-	0.3	(0.3)
Unrealized translation loss (gain)	(16.1)	0.6	(16.7)	(8.2)	2.4	(10.6)
Adjusted income before income taxes	39.8	17.3	22.5	70.9	26.1	44.8
Less: Income tax at a 26% rate for 2018, and a 33% rate for 2017	(10.3)	(5.7)	(4.6)	(18.4)	(8.6)	(9.8)
Adjusted net income (3)	$29.4	$11.6	$17.9	$52.5	$17.5	$35.0
Pro forma fully-diluted weighted average shares outstanding	127,392	82,921	44,471	125,669	82,498	43,171
Adjusted net income per diluted share (4)	$0.23	$0.14	$0.09	$0.42	$0.21	$0.21

Cision Ltd. and its Subsidiaries

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Net Cash Provided by
Operating Activities

(in millions)

(Unaudited)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Change	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Change
Net cash provided by operating activities	$27.3	$5.3	$22.0	$63.6	$18.1	$45.5
Acquisition and offering related costs	8.9	12.0	(3.1)	19.8	20.3	(0.5)
Adjusted net cash provided by operating activities (5)	$36.2	$17.3	$18.9	$83.4	$38.4	$45.0

(1) Cision defines EBITDA as net income (loss), plus depreciation and amortization expense, plus interest expense and loss on extinguishment of debt, plus provision for (or minus benefit from) income taxes.

(2) Cision defines Adjusted EBITDA as EBITDA, further adjusted for acquisition and offering related costs, stock-based compensation, deferred revenue reduction from purchase accounting, (gains) losses related to divested businesses or assets, sponsor fees and expenses, and unrealized translation losses (gains). All of the items included in the reconciliation from net income to Adjusted EBITDA are either non-cash items or are items that we consider to be less useful in assessing our operating performance. In the case of the non-cash items, we believe that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by excluding depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, we believe that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

(3) Cision defines Adjusted net income as net income (loss) plus provision for (or minus benefit from) income taxes, further adjusted for acquisition and offering related costs, (gains) losses related to divested businesses or assets, stock-based compensation, deferred revenue reduction from purchase accounting, amortization related to acquired intangibles, non-recurring interest and losses on extinguishment of debt, sponsor fees and expenses, and unrealized translation losses (gains), which together, sum to Adjusted income (loss) before income taxes. Adjusted income (loss) before income taxes is then taxed at an assumed long term corporate tax rate of 33% for 2017 and periods prior, and 26% for 2018 and beyond, pursuant to our preliminary analysis with respect to recent U.S. tax law changes, to determine Adjusted net income. The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a provisional net one-time tax of $11.9 million in the fourth quarter of 2017 based on a reasonable estimate of the income tax effects, primarily from a tax on accumulated foreign earnings, the remeasurement of deferred tax assets and liabilities and new limitations on the deductibility of interest. Our calculation of Adjusted net income excludes this provisional net one-time tax. We continue to finalize the analysis of the tax reform provisions in 2018. All of the items included in the reconciliation from net income to Adjusted net income are either non-cash items or are items that we consider to be less useful in assessing our operating performance. In the case of the non-cash items, we believe that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by excluding the amortization related to acquired intangibles, users can compare operating performance without regard to highly variable amortization expenses related to our acquisitions. In the case of the other items, we believe that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

(4) Cision defines Adjusted net income per diluted share as Adjusted net income, as defined above, divided by the fully-diluted pro forma weighted average shares outstanding for the period. The fully-diluted pro forma weighted average shares outstanding for the respective period assume that the exchange of shares pursuant to our merger with Capitol Acquisition III had taken effect as of the beginning of such period. Additionally, for purposes of calculating the number of fully diluted shares outstanding, we have excluded the potential impact of dilution from outstanding warrants to purchase shares of our common stock prior to the dates of their conversion, and stock options and restricted units issued and outstanding pursuant to our 2017 Omnibus Incentive Plan. During the second quarter of fiscal 2018, we issued an aggregate of 6,342,989 ordinary shares (6,100,209 ordinary shares on May 18, 2018 and 242,780 ordinary shares on June 4, 2018), in exchange for all of our outstanding warrants, pursuant to the completion of our warrant exchange transactions. Commencing on these respective issuance dates, we included the issued shares in our fully-diluted pro forma weighted average share count. Using our average share price of $14.04 for the three months ended June 30, 2018, our fully-diluted pro forma weighted average shares outstanding for the three months ended June 30, 2018 would have been approximately 129.0 million had we incorporated the dilutive effects of the warrants for the periods prior to May 18, 2018 and June 4, 2018 respectively, and stock options and restricted units.

(5) Cision defines Adjusted net cash provided by operating activities as net cash provided by operating activities adjusted for acquisition and offering related costs.

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@Cision.com

Media Contact:
Nick Bell
Vice President, Marketing Communications and Content
nick.bell@cision.com